Exhibit (m)(2)

EXHIBIT A

Dated November 8, 2012

Amended November 15, 2017

Funds	Share Classes	Distribution Fees
KraneShares CSI China Internet ETF	N/A	0.25%
KraneShares Zacks New China ETF	N/A	0.25%
KraneShares Bosera MSCI China A Share ETF	N/A	0.25%
KraneShares FTSE Emerging Markets Plus ETF	N/A	0.25%
KraneShares E Fund China Commercial Paper ETF	N/A	0.25%
KraneShares MSCI China Environment Index ETF	N/A	0.25%
KraneShares Emerging Markets Consumer Technology Index ETF	N/A	0.25%
KraneShares MSCI One Belt One Road Index ETF	N/A	0.25%
KraneShares Bloomberg Barclays China Aggregate Bond Index ETF	N/A	0.25%
KraneShares MSCI All China Healthcare Index ETF	N/A	0.25%
KraneShares MSCI All China Consumer Staples Index ETF	N/A	0.25%
KraneShares MSCI All China Consumer Discretionary Index ETF	N/A	0.25%
KraneShares CCBS China Corporate High Yield Bond USD Index ETF	N/A	0.25%
KraneShares Electric Vehicles and Future Mobility Index ETF	N/A	0.25%
KraneShares Emerging Markets Healthcare Index ETF	N/A	0.25%

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.